Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 22, 2018 (except for the last paragraph of Note 1, as to which the date is June 15, 2018) in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-225390) and related Prospectus of Forty Seven, Inc. for the registration of 6,700,000 shares of its common stock.

/s/ Ernst & Young LLP

San Jose, California

June 15, 2018